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                                                                EXHIBIT 10-PP
                                EMPLOYMENT AGREEMENT


	This Agreement is entered into this 5th day of December, 1995, by and between Tech Data Corporation ("Tech Data") and A. Timothy Godwin ("Godwin").

	WHEREAS, Godwin is President and Chief Operating Officer of Tech Data;
and

	WHEREAS, Tech Data and Godwin envision an alteration of Godwin's responsibilities and title within Tech Data for reasons which are mutually agreeable to the parties; and

	WHEREAS, Tech Data and Godwin wish to provide for the possible eventuality of Godwin's leaving Tech Data in a manner which provides for his future security, establishes the rights and benefits he is entitled to, provides certainty and predictability to the company in the event of his departure therefrom, and induces Godwin to accept a reassignment within the company;

	Therefore, in light of the foregoing and in consideration of the mutual promises and covenants contained herein,

Tech Data and Godwin (collectively referred to as "the parties") agree as follows:

	1.	Godwin will assume the position of Vice Chairman of Tech Data. The duties and responsibilities will be mutually agreed upon between Godwin and Tech Data. Future positions, duties and responsibilities may change as mutually agreed upon.

	2.	The parties agree that should either of them be dissatisfied with
Godwin's new responsibilities or the performance thereof, either can trigger a "Transition Period." The Transition Period will commence on the date written notification is received by the non-initiating party. The Transition Period will run for a mutually agreed upon period of time not less than thirty (30)

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days and not to exceed ninety (90) days.  Regardless of whether Tech Data or
Godwin initiates this Transition Period and regardless of the duration of the Transition Period, Godwin's separation will be described both internally and externally as a voluntary resignation. Also, regardless of whether Tech Data or Godwin initiates this Transition Period, the resignation shall include the resignation from the Board of Directors of Tech Data, should Godwin then be a member of such Board.

	3.	During the Transition Period, Tech Data will pay to Godwin
compensation, including salary (plus pro rata bonus) and fringe benefits, in the same amounts and at the same intervals as he had been receiving prior to the commencement of the Transition Period.

	4.	Upon the conclusion of the Transition Period, the parties agree that Godwin will commence a four year time period which will be described herein as the "Notice Period." During the Notice Period, except as modified or limited in the next paragraph (5) of this Agreement, the parties agree that Godwin will remain on the Tech Data payroll as an employee with full medical benefits, ESOP vesting, 401(k) participation and associated general employee benefits. During the Notice Period, Tech Data will pay salary to Godwin under the following schedule, with paychecks issuing with the same frequency as previously and with statutory deductions in amounts to be designated by Godwin consistent with federal law:

Year 1                  $150,000
Year 2                  $150,000
Year 3                  $100,000
Year 4                  $100,000
Total                   $500,000
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     5.     Upon formal notification by Godwin that he has become a full-time or part-time employee of another entity, corporate or otherwise, at any time during the Notice Period, the foregoing schedule will accelerate, and payment in full of all unpaid sums will be made within thirty (30) days of the date Godwin formally terminates his employment with Tech Data. Likewise, payment by Tech Data according to the foregoing salary schedule shall accelerate upon the occurrence of Godwin's death during the Notice Period, and payment in full of all unpaid sums shall be made within thirty (30) days of his death to his wife, Maureen A. Godwin, unless Godwin has formally designated another recipient subsequent to the date of this Agreement. In the event (a) Maureen
A. Godwin is not alive or has been adjudicated incompetent at the time of Godwin's death, and (b) another recipient has not been formally designated to Tech Data, the accelerated payment shall be made to the A. Timothy Godwin Family Trust. In the event acceleration of payments occur under this paragraph, other benefits due Godwin during the Notice Period will expire in accordance with Tech Data's normal policy with regard to a terminating employee and regulatory requirements (i.e., COBRA). Except as set forth in this paragraph five (5), acceleration of payments will not take place on a date earlier than the end of the fourth year of the Notice Period.

     6.	a.   Except as provided for in subparagraph b., below,
notwithstanding and irrespective of paragraph five (5) (except in the case of Godwin's death at which time all Stock Options immediately vest), Stock Options will continue to vest at the established rate for a period of two (2) years from the end of the Transition Period. At the conclusion of this two-year period all unvested options will vest forward at the established exercise price and must be exercised within one (1) year. Vested Stock Options not

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exercised within the one (1) year period will expire.

		b. Should Godwin become a full-time or part-time employee of Ingram, Merisel, Avnet, Arrow, MicroAge, GBC or Computer 2000 within two (2) years of the commencement of the Notice Period, Godwin will have one (1) year from his date of employment to exercise options which have vested by that date. Options not vested by that date will not vest forward. Vested options not exercised within the one (1) year period will expire.

     7. Godwin agrees to waive and release any and all claims, damages, demands, legal actions, liabilities or litigation, actual or potential, against Tech Data, its owners, officers, agents, employees, representatives, subsidiaries, affiliates or related entities, successors and assigns arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination and Employment Act, the Florida Human Rights Act, the Florida Civil Rights Act of 1992, the Americans With Disabilities Act, any other state or federal or local law, contract or common law doctrine arising out of his employment or the separation therefrom, up to and including the date of termination of Godwin's employment with Tech Data.

     8. Tech Data agrees to waive and release any all claims, damages, demands, legal actions, liabilities or litigation against Godwin, his heirs or representatives, for any actions or liabilities of Godwin individually which arose directly out of actions taken by him in the course and scope of his employment with Tech Data.

     9. The terms of this Agreement will not preclude either party from seeking to enforce the terms of this Agreement in court.

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     10.    Godwin shall hold in a fiduciary capacity for the benefit of Tech
Data all secret or confidential information, knowledge or data of Tech Data obtained by Godwin during his employment with Tech Data, which is not generally known to the public and shall not, after the termination of his employment, communicate or divulge any such information, knowledge or data to any person, firm, corporation, entity or group other than Tech Data or persons, firms, corporations, entities or groups designated by Tech Data in writing. Godwin further agrees that he will not remove from Tech Data or copy any of its confidential information without the written permission of Tech Data. The parties hereto agree that this paragraph shall survive the termination of Godwin's employment with Tech Data.

     11. Tech Data and Godwin agree that at no time from the effective date of this Agreement forward, including beyond the conclusion of the Transition Period, will they disparage each other in any way. This prohibition includes employees, agents, representatives, business operations and products of Tech Data and is not limited as to subject matter. It is also agreed that any announcement regarding the present or future role of Godwin at Tech Data, or any change in his role or function, will be the subject of a mutually agreeable press release, and that neither Tech Data nor Godwin will address this subject matter independently of the joint release. This specifically applies to any communications with employees of Tech Data, stockholders of Tech Data and/or the media.

     12. The parties agree that the terms and conditions of this Agreement shall remain confidential, and that the parties and their agents shall not disclose, disseminate or publicize the same to any other persons, except as follows:
             (1)  To governmental authorities to the extent necessary;

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             (2)  In response to an order of a court of competent
jurisdiction; or

             (3)  In defense of any claim or legal proceeding.

     13. In the case of any notice required or permitted to be given to Godwin under this Agreement, it shall be sufficient if the notice is personally given to Godwin, or mailed, by United States mail, to Godwin's last known address. In the case of any notice required or permitted to be given to Tech Data under this Agreement, it shall be sufficient if the notice is personally given to the Chief Executive Officer or his designee or mailed by United States mail to the Chief Executive Officer or his designee.

     14. This Agreement may not be altered, amended, modified or terminated except by an instrument in writing executed by authorized representatives of the parties hereto.

     15. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     16. The parties hereto agree that this Agreement sets forth the entire agreement between the parties and that they have not relied upon any representation or statement, written or oral, not set forth in this document.

     17. The rights and obligations of each party under this Agreement inure to the benefit of and shall be binding upon, the successors and assigns of that party.

     18. Godwin hereby acknowledges that he has been advised by Tech Data to consult with an attorney before signing this Agreement, and that he has executed this Agreement having had the benefit of advice of legal counsel.

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     19.     No waiver of any term, provisions or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition of this Agreement.

     20. Should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that this shall not affect the enforceability of any other provision hereof and the parties shall negotiate the provision in good faith to effectuate its purpose and to conform it to the law.

     21. In the event that either party hereto is required to initiate or defends any lawsuit or claim as a result of a breach of this Agreement, then the prevailing party shall recover all expenses (including discovery and other court costs and attorneys' fee) incurred by such person or entity in initiating or defending the same.

     22. This Agreement may be executed by the parties in separate counterparts.

     23.	Each party hereto represents and agrees that it or he has
carefully read and fully understands all the provisions of this Agreement and that it or he is voluntarily entering into this Agreement.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

TECH DATA CORPORATION                      A. TIMOTHY GODWIN

By:	/s/ STEVEN A. RAYMUND 12/10/95       By:  /s/ A. TIMOTHY GODWIN  12/5/95
   ------------------------------------       -------------------------------
   Steven A. Raymund, Date			     A. Timothy Godwin, Date
   Chairman and Chief Executive Officer

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